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                                                                     EXHIBIT 10.


                              [VALIC LETTERHEAD]


                                                        September 18, 1998




Members of the Board of Directors
American General Series Portfolio Company
2929 Allen Parkway
Houston, Texas 77019

Directors:

I have examined the form of Registration Statement to be filed by you with the Securities and Exchange Commission on Form N-1A in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your common stock in thirteen different classes, all of $0.01 par value (the "Shares"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

Based upon my examination and upon my knowledge of your corporate activities, it is my opinion that the Shares will, when issued and sold in the manner described in the Registration Statement at a price in excess of par value, be legally and validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent I do not thereby admit that I come within the category of persons whose consent is required under section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                                        Respectfully submitted,

                                                        /s/ CYNTHIA A. TOLES

                                                        Cynthia A. Toles